EXHIBIT 2


            IRREVOCABLE PROXY AND RIGHT OF FIRST OFFER AGREEMENT, dated as of September 21, 2001, (this "Agreement"), among 1947 PTVI LLC, a Delaware limited liability company ("1947"), 1945 PTVI LLC, a Delaware limited liability company ("1945") and CARLOS ENRIQUE CISNEROS ("CEC").

                                    RECITALS

            WHEREAS, 1947 and 1945, as assignees of Hampstead Management Company Ltd ("Hampstead"), have agreed to transfer to CEC 710,134 Class A Common Shares of Claxson Interactive Group Inc. (the "Claxson Shares") upon the completion of the business combination transaction described in the Registration Statement filed by Claxson Interactive Group Inc. ("Claxson") with the U.S. Securities and Exchange Commission on August 15, 2001 (the "Claxson Closing");

            WHEREAS, 1947 and 1945 (as assignees of Hampstead) and CEC are parties to that certain CEC Equity Agreement, dated as of October 29, 2000 (the "Equity Agreement"); and

            WHEREAS, the parties to the Equity Agreement desire to enter into this Agreement to clarify certain terms contained therein;

            NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:


            1.1 Irrevocable Proxy and Power of Attorney. (a) CEC hereby irrevocably appoints each of 1947 and 1945, as CEC's attorney and proxy (with full power of substitution), with full power and authority to vote, and otherwise act (by written consent or otherwise) with respect to the Claxson Shares which CEC is entitled to vote at any meeting of members of Claxson (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 1.1 hereof until termination of this Agreement. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. CEC hereby ratifies and confirms all that each of 1945 and 1947 as CEC's attorney-in-fact (as and to the extent provided above) shall do. (b) CEC hereby revokes all other proxies and powers of attorney with respect to the Claxson Shares which CEC may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, such proxy or power of attorney shall not be effective) by CEC with respect thereto so long as this proxy is in effect. The proxy granted hereby and related power of attorney shall terminate in full upon CEC's Transfer, subject to the terms hereof, of Claxson Shares to a third party not a CEC Affiliate, but only with respect to the shares so Transferred. In connection with any such Transfer, 1945 and 1947 agree to execute a termination agreement, at the request of CEC, reasonably acceptable to each of them to reflect such termination.

            1.2 Right of First Offer. (a) In the event that, at any time during the term of this Agreement, CEC proposes to Transfer (other than any Transfer to a CEC Affiliate, which CEC Affiliate agrees in writing to be bound by the terms hereof) any of the Claxson Shares, CEC shall first make an offer to Transfer such Claxson Shares to 1945 and 1947 (the "Offered Holders") in accordance with the following provisions:

            (i) CEC shall deliver a written notice ("Offer Notice") to the Offered Holders stating (1) CEC's intention to offer such shares, (2) the number of shares to be offered and (3) the price and terms upon which CEC proposes to offer such shares.

            (ii) Within 10 business days after giving of the Offer Notice, the Offered Holders shall notify CEC in writing (the "Election Notice", specifying whether such parties elect, in the aggregate, to purchase, at the price and on the terms specified in the Offer Notice, all (but not less than all) of the shares offered by CEC (each Offered Holder affirmatively so electing an "Exercising Holder").

            (iii) If the Offered Holders elect, in the aggregate, to purchase all of the shares offered pursuant to the Offer Notice, then each Exercising Holder shall purchase the portion of the Claxson shares specified in the Election Notice. If both Offered Holders elect to become Exercising Holders, each shall have the right to purchase at least 50% of the shares offered by CEC. The closing of a purchase of shares by an Exercising Holder or Exercising Holders pursuant to this subsection shall be no later than 10 business days following the delivery of the Election Notice, subject to receipt of any required regulatory approvals.

            (b) Notwithstanding the foregoing, if the Offered Holders do not collectively elect to purchase all of the shares specified in the Offer Notice, CEC shall have no obligation to sell any of such shares to the Offered Holders, and may, during the 60 calendar-day period following the expiration of the period provided in Section 1.2(a)(ii), enter into an agreement to Transfer or otherwise Transfer all of the shares specified in the Offer Notice to any other party (a "Third Party Acquiror"), at a price (in cash or publicly traded securities with a fair market value at least equal to the cash price referred to in Section 1.2(a)(i)) and upon terms no more favorable to the Third Party Acquiror than those specified in the Offer Notice. If CEC does not enter into an agreement for the Transfer of, or otherwise Transfer, the shares within such period, or if transactions under such agreement are not consummated within 90 calendar days of the execution thereof, the right provided hereunder shall be deemed to be revived and such shares shall not be offered or Transferred unless first re-offered to the Offered Holders in accordance with this Section.

            1.3 Effective Date; Term. This Agreement shall become effective as of the Claxson Closing and shall remain in effect until the earlier of (i) with respect to any Claxson Shares Transferred by CEC in compliance with Section 1.2 hereof, the date of such Transfer and (ii) the date this Agreement is terminated by written agreement of all the parties hereto.

            1.4 Definitions. As used in this Agreement, the following capitalized terms shall have the meanings indicated in this Section 1.4:

            "Transfer" shall mean any sale, assignment, or other outright transfer of beneficial ownership of any securities (including through a direct or indirect holding company) and any pledge or hypothecation (other than a pledge or hypothecation to or financing arrangement




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


through a financial or investment banking institution for bona fide indebtedness pursuant to which the pledgee agrees in writing to be subject to the terms of this Agreement to the same extent as the transferee), or similar deposit, including, without limitation, a transaction the result of which is that entities not previously controlling such Person have acquired voting control of such Person, and "Transferred" and "Transferee" shall have correlative meanings.

            "CEC Affiliate" shall mean the members of CEC's immediate family and their lineal descendants, and trusts or similar entities established for the benefit of such persons, who or which have become party hereto, and any other entity (other than a natural person) that is under common control with, or controlled by, CEC or a CEC Affiliate, for so long as CEC or such CEC Affiliate remains in such relationship.

            1.5 Notices. Any and all notices to any party to this Agreement will be delivered to the following addresses:

            (a)   If to 1947 or 1945:

                  c/o Finser Corporation
                  550 Biltmore Way
                  Coral Gables, Florida  33134
                  Attention: General Counsel
                  Fax No.:   (305) 443-8088

            with a copy (solely for information purposes) to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019
                  Attention:  Andrew J. Nussbaum, Esq.
                  Fax No.:   (212) 403-2000

            (b)   If to CEC:

                  c/o Cisneros Television Group
                  404 Washington Avenue, 8th Floor
                  Miami, Florida  33139

            with a copy (solely for information purposes) to:

                  Cadwalader, Wickersham & Taft
                  100 Maiden Lane
                  New York, NY  10038
                  Attention:  Robert C. Lawrence, III, Esq.
                  Fax No.:    (212) 504-6666




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


or to such other address as any party shall have specified by notice in writing to the other parties. All such notices, requests, demands and communications shall be deemed to have been received on the date of personal delivery or telecopy or on the third business day after the mailing thereof.

            1.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by any party and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            1.7 Governing Law. This Agreement shall be governed, and construed in accordance with, the laws of the State of New York.

            1.8 Submission to Jurisdiction; Waivers. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the U.S. federal district court for the Southern District of New York or state court in the Borough of Manhattan, and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise),
(c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to a trial by jury.

            1.9 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            1.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity, including without limitation injunctive relief.

            1.11 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.


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


            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

                                    1947 PTVI LLC


                                    By:   /s/Jose Misrahi
                                       --------------------------------------
                                       Name:  Jose Misrahi
                                       Title: Vice President and Treasurer


                                    1945 PTVI  LLC


                                    By:   /s/Jose Misrahi
                                       --------------------------------------
                                       Name:  Jose Misrahi
                                       Title: Vice President and Treasurer


                                       /s/Carlos Enrique Cisneros
                                       --------------------------------------
                                          Carlos Enrique Cisneros







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